                                                                      Exhibit 99

                                  Press Release

                      TECHNICAL COMMUNICATIONS CORPORATION
                 APOINTS THREE INDEPENDENT DIRECTORS, ANNOUNCES
              CHANGES AFFECTING CORPORATE GOVERNANCE AND SETS DATE
                         FOR ANNUAL SHAREHOLDER MEETING

CONCORD, MASSACHUSETTS - Technical Communications Corporation (TCC) (NASDAQ:TCCO), today announced the election of three new independent directors and the adoption of certain measures intended to enhance and protect long-term value for stockholders and to help facilitate continuity and stability of TCC's business strategies and policies, as determined by the Board of Directors. Additionally, TCC has set Friday, July 17, 1998 as the date of its annual shareholder meeting. The time and place of the meeting has not yet been determined. Shareholders, as of the record date of May 29, 1998, are welcomed to attend.

The Board of Directors of TCC has voted to expand the size of the Board of Directors to eight directors. Mitchell B. Briskin, Donald Lake and Thomas E. Peoples have been appointed to the Board.

Mitchell B. Briskin is a principal at Concord Investment Partners, an investment partnership. Prior to his employment with Concord Investment Partners, Mr. Briskin was the Chief Operating Officer of General Chemical Corporation an environmental service and chemical distribution company. Prior to his employment with General Chemical Corporation, Mr. Briskin practiced law with the firm of Belknap, Webb & Tyler in New York City. Mr. Briskin holds an M.B.A. from Harvard University, a J.D. from New York University and a B.A.
from Wesleyan University.

Donald Lake has been a financial consultant to various federal government agencies since 1991. Before initiating his consulting practice, Mr. Lake served as Director of the

International Banking Services Division of the American Security Bank in Washington, D.C. Prior to this, Mr. Lake was the Managing Director and on the Board of Directors of the Maryland Bank International S.A. in Luxembourg. Mr. Lake holds an M.S. from Texas Christian University and a B.A. from the University of Illinois. He is currently a Ph.D. candidate at George Washington University.

Thomas E. Peoples is the Vice President for International and Washington Operations of Aerojet, an aerospace and defense contractor. Prior to his employment with Aerojet International, Inc., Mr. Peoples served as Manager of Business Development for Smart Munitions Programs at Raytheon Company, a major defense contractor. Prior to this, Mr. Peoples serves as Special Assistant to the Assistant Secretary of Defense for Acquisition. Mr. Peoples holds an M.S. from Troy State University and a B.A. from Benedictine College.

TCC Chairman and Chief Executive Officer Carl H. Guild, Jr., stated "We took a considerable amount of time to identify individuals with excellent credentials for the Board of Director positions. The contribution that these positions provide is essential to the future of the Company. The expertise that the three new directors have in finance, international sales, and banking security will contribute greatly to our efforts to move TCC forward in terms of product development, operations and profitability."

Commenting further, Mr. Guild noted, "We also have adopted certain measures intended to insure that the Board of Directors of TCC will be afforded greater flexibility and authority in the face of takeover techniques that might provide inadequate value to the shareholders. These measures would allow for a change of control of TCC that is in the best interest of TCC's shareholders."

He continued, "Pursuant to Massachusetts General Laws, Chapter 156B, Section 34, TCC has amended its bylaws to raise the percentage in interest of voting stock required to call a special meeting of the stockholders from 10% to 40%. Additionally, the Board of Directors of TCC has voted to opt in to the provisions of Massachusetts General Laws, Chapter 156B,

Section 50A. Following 50A, TCC has organized its Board of Directors including the new outside Board members - into three classes, the terms of the first class of directors to continue until the 1998 annual meeting, the terms of the second class of directors to continue until the 1999 annual meeting, and the terms of the third class of directors to continue until the 2000 annual meeting. I am hopeful that these changes will help facilitate continuity and stability of TCC's business strategies and policies and enhance the Board's ability to focus on short and long term strategies that will create value for stockholders."

Technical Communications Corporation's products and systems secure mission-critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings, including statements about the Company's ability to achieve long term growth and profitability, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's operating results may differ significantly from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to, the fulfillment of customer orders, the Company's ability to retain and motivate key technical, sales, marketing and manufacturing personnel, and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission.



                                       3